Exhibit 3.2

Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “APIMEDS PHARMACEUTICALS US, INC.”, FILED IN THIS OFFICE ON THE TWENTY-FIFTH DAY OF FEBRUARY, A.D. 2025, AT 9:48 O’CLOCK A.M.

7965446 8100	Authentication: 203016374
SR# 20250711403	Date: 02-25-25
You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT

OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF APIMEDS PHARMACEUTICALS US, INC.

Apimeds Pharmaceuticals US, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.The name of the Corporation is Apimeds Pharmaceuticals US, Inc. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 11, 2020 (the “Certificate”). The Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) was filed with the Secretary of State of the State of Delaware on December 6, 2023, which both restated and amended the provisions of the Certificate.

2. The Amended and Restated Certificate of the Corporation is amended by replacing article FOURTH with the following:

“The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 110,000,000 shares. 100,000,000 shares shall be Common Stock, each having a par value of $0.01. 10,000,000 shares shall be Preferred Stock, each having a par value of $0.01.

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby expressly authorized to provide for the issue of any or all of the unissued and undesignated shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors of the Corporation providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors of the Corporation is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Company for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together as a class with the holders of one or more other such series of Preferred Stock, to vote thereon by law or pursuant to this Amended and Restated Certificate (including any certificate of designation filed with respect to any series of Preferred Stock).

State of Delaware Secretary of State Division of Corporations Delivered 09:48 AM 02/25/2025 FILED 09:48 AM 02/25/2025 SR 20250711403 - File Number 7965446

Upon the filing and effectiveness (the “Effective Time”) of this amendment to the Corporation’s Amended and Restated Certificate, pursuant to the DGCL, each 2.6 shares of the Common Stock issued immediately prior to the Effective Time (the “Old Common Stock”) shall be reclassified and combined into one validly issued, fully paid and non-assessable share of the Corporation’s Common Stock, $0.01 par value per share (the “New Common Stock”), without any action by the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No fractional shares of New Common Stock shall be issued as a result of the Reverse Stock Split and, any person who would otherwise be entitled to a fractional share ofNew Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive a whole share of New Common Stock in lieu of any fractional share created as a result of such Reverse Stock Split. Each book entry position that theretofore represented shares of Old Common Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such book entry position shall have been reclassified and combined.

The Reverse Stock Split shall not affect the total number of shares of capital stock, including the Common Stock, that the Corporation is authorized to issue, which shall remain as set forth under this article.”

3. This Certificate of Amendment has been duly adopted by the Board of Directors of the Corporation and stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4. This Certificate of Amendment shall become effective immediately upon filing.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name as of the 25 day of February, 2025.

APIMEDS PHARMACEUTICALS US, INC.

By:	/s/ Erik Emerson
Name:	Erik Emerson
Name:	Chief Executive Officer